 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2016

Crypto-Services, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-200760	32-0439333
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(IRS Employer Identification Number)

711-8 Lee Centre Dr.

Scarborough, ON, Canada, M1H 3H8

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 702-290-8649

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On August 3, 2016, Gordon Hum and Edwin Jong entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which they agreed to sell to sixteen (16) unrelated third parties (collectively, the "Purchasers"), Five Million Shares of common stock of Crypto-Services, Inc., a Nevada corporation (the “Company”), for aggregate cash consideration of Fifty Thousand Dollars ($50,000). The new shareholders have no direct family relationships to officers and or directors of the Company. Gordon Hum is the Company's director, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and beneficial owner of 3,500,000 shares of the Company's common stock, or approximately 45.16% of the Company's issued and outstanding securities. Edwin Jong is the Company's director, Vice President and beneficial owner of 1,500,000 shares of the Company's common stock, or approximately 19.35% of the Company's issued and outstanding securities. Collectively, Messrs. Hum and Jong beneficially own 64.51% of the Company’s issued and outstanding securities. Messrs. Hum and Jong expects to receive cash consideration equal to Thirty-Five Thousand Dollars ($35,000) and Fifteen Thousand Dollars ($15,000), respectively, from the sale of their securities.

Upon the consummation of the sale, a change of control is expected to occur with Gordon Hum and Edwin Jong appointing a designee of the Purchasers to serve as the sole director, Chief Executive Officer, Chief Financial Officer, and Secretary of the Company. Thereafter, Messrs. Hum and Jong intend to resign from all of their positions with the Company.

The closing of the sale is anticipated to occur upon the satisfaction or waiver of certain conditions but no later than August 3, 2016. Conditions to closing include, among others: (i) the satisfactory completion of the Purchasers’ due diligence of the Company; (ii) the filing of the Company’s quarterly report on Form 10-Q for the quarter ended May 31, 2016; and (iii) the resignation of all current officers and directors of the Company and the appointment of designees of the Purchasers to those positions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Crypto-Services, Inc.
Date: August 3, 2016

	By:	/s/ Gordon Hum

Gordon Hum

Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)